Exhibit (m)

AD105 VUL2000 ILLUSTRATION SAMPLE CALCULATION

Illustrated contract owner:

Male Issue Age 36 Preferred Risk Class, $3,000 Planned Annual Premium, 100% Allocated to the Separate Account, Face Amount $250,000, Life Insurance Benefit Option 1. No policy loans or partial withdrawals have been assumed.

Current Cost of Insurance Rates

Hypothetical Gross Annual Investment Return = 10.00%

Assumed Asset Charges = 0.89%

POLICY VALUE

Policy Value = [Beginning Policy Value + Net Premium – Monthly Deduction] x Net Investment Factor

Derivation of Annual Separate Account Rate of Return from Gross Rate of Return

Net Separate Account Rate of Return = 9.02% =

[(1 + Gross Separate Account Rate of Return) ^ (1/365) – (Assumed Asset Charge/365)] ^ 365 - 1

[(1 + 10.00%) ^ (1/365) – (0.89%/ 365)] ^ 365 - 1

*Asset charges vary by investment division: Actual Asset Charges deducted from Gross Rate of Return will vary with the contract owner’s allocation of premium and policy value between the available investment divisions and the fixed account. Asset charges represent investment advisory fees and other expenses paid by the portfolios.

How the Periodic Deduction or Cost of Insurance and Other Contract Charges are made

Net Premium = Gross Premium – Premium Load

The Premium Load equals 6.00% of Gross Premium received up to the Surrender Charge Premium.

The Premium Load equals 4.5% of Gross Premium received in excess of the Surrender Charge Premium.

Monthly Deduction = COI Deduction + Deferred Sales Expense + Administrative Charge + M&E Charge

For example, on the fifth policy anniversary for the illustrated contract owner:

Surrender Charge Premium = $3,927.50

Net Premium = $3,000 x (1 – 0.06) = $2,820

Policy Value = End of year 4 Policy Value + Net Premium Received =

$11,746.61 + $2,820.00 = $14,566.61

COI Deduction = (Death Benefit / 1.00327 – Policy Value) x Monthly COI Rate

The current Monthly COI Rate is 0.00011

The illustrated Death Benefit is $250,000.

COI Deduction = (250,000 /1.00327 – 14,566.61) x (0.00011) = $25.81

Monthly Contract Fee = $10 per month in Policy Years 2 and later

Separate Account Administrative Charge = (0.0125%) x (Policy Value)

Separate Account Administrative Charge = (0.0125%) x ($14,566.61) = $1.82

M&E Charge = (0.0417%) x (Policy Value allocated to the Separate Account)

M&E Charge = (0.0417%) x ($14,566.61) = $6.07

The Monthly Deduction, year 5 month 1 = $25.81 + $10.00 + $1.82 + $6.07 = $43.70

Net Investment Factor

The Net Investment Factor is calculated on every day in which the New York Stock Exchange is open. The Net Investment Factor is defined in the contract as (1) divided by (2) where:

(1)     Is the net result of:

•	The net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

•

The per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period, minus

•	Any charges against the assets of the Investment Division

(2)	Is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

For the illustration, a hypothetical monthly net investment factor is calculated which is equivalent to a 9.02% net annual effective rate of return:

Monthly Net Investment Factor (Hypothetical) = (1 + 9.02%) ^ (1/12) = 1.0072227

The following is a detailed representation of the interim policy value calculations during Policy Year 5:

Policy Year	Month	Beginning Policy Value	Net Premium	Value After Premium	Mortality and Expense Charge	Separate Account Administrative Charge	Monthly Contract Charge	COI Charge	Monthly Deduction	Value After Deduction	Net Investment Performance Factor
5	1	11,746.61	2,820.00	14,566.61	6.07	1.82	10.00	25.81	43.70	14,522.91	1.0072227
5	2	14,627.81	-	14,627.81	6.09	1.83	10.00	25.80	43.72	14,584.09	1.0072227
5	3	14,689.42	-	14,689.42	6.12	1.84	10.00	25.79	43.75	14,645.67	1.0072227
5	4	14,751.46	-	14,751.46	6.15	1.84	10.00	25.79	43.78	14,707.67	1.0072227
5	5	14,813.90	-	14,813.90	6.17	1.85	10.00	25.78	43.80	14,770.10	1.0072227
5	6	14,876.78	-	14,876.78	6.20	1.86	10.00	25.77	43.83	14,832.95	1.0072227
5	7	14,940.08	-	14,940.08	6.23	1.87	10.00	25.77	43.86	14,896.22	1.0072227
5	8	15,003.81	-	15,003.81	6.25	1.88	10.00	25.76	43.89	14,959.92	1.0072227
5	9	15,067.97	-	15,067.97	6.28	1.88	10.00	25.75	43.92	15,024.06	1.0072227
5	10	15,132.57	-	15,132.57	6.31	1.89	10.00	25.75	43.95	15,088.63	1.0072227
5	11	15,197.61	-	15,197.61	6.33	1.90	10.00	25.74	43.97	15,153.64	1.0072227
5	12	15,263.09	-	15,263.09	6.36	1.91	10.00	25.73	44.00	15,219.09	1.0072227

SURRENDER VALUE

Surrender Charges are calculated as the lesser of:

1) The Maximum Surrender Charge

2) 50% of the total premium payments under the policy less the cumulative monthly contract charge incurred for the first 3 Policy Years

The Maximum Surrender charge for the illustrated contract in Policy Year 5 is calculated as:

Maximum Surrender Charge = (Surrender Charge Premium) x (Surrender Charge Percentage)

The Surrender Charge Premium is 3,927.50.

The Surrender Charge Percentage in Policy Year 5 is 86%.

Maximum Surrender Charge = (86% x 3,927.50) = $3,377.65

Total premiums paid under the policy after 5 years = $15,000

The cumulative monthly contract charge for the first 3 Policy years = (30x12) + (10x12) + (10x12) = $600

50% of the total premiums paid less cumulative monthly contract charges for the first 3 policy years

                             = 50% * ($15,000 -$600) = $7,200.

The Surrender Charge = lesser of $7,200 and $3,377.65 = $3,377.65

Surrender Value = Policy Value – Surrender Charge

Surrender Value, End of Year 5 = $15,329.01 – $3,377.65 = $11,951.36

DEATH BENEFITS

The Life Insurance Benefit Option 1 equals the greater of:

•	The face amount on the date of death, or

•	The percentage of the policy value shown in the Compliance with Federal Laws Provision.

For the illustrated contract owner in year 5, the percentage of the policy value in the Compliance with Federal Laws Provision is 250%

Death Benefit, end of year 5 = the greater of

•	Face Amount = $250,000, or

•	250% x Policy Value = 2.50 x $15,329.01 = $38,322.53

Death Benefit, end of year 5 = $250,000

HOW CALCULATIONS VARY FOR OTHER CONTRACT YEARS

Monthly Deduction

•	Monthly COI rates vary by attained age

•	Separate Account Administrative Charge rates decline with increasing Cash Value allocated to Separate Account

•	Monthly Contract Fee = $30 per month in Policy Year 1

Surrender Value

•	Surrender Charge Premium varies by gender, issue age and classification of the insured as a smoker or non-smoker

•	Percentage applied to Surrender Charge Premium varies by Policy Year

•	Surrender Charge is zero in years 16 and later

•	Percentages applied to the Surrender Charge Premium for the illustrated contract owner in other contract years follow the schedule below:

Policy Year	Percentage Applied to Surrender Charge Premium
1	100%
2	100%
3	100%
4	93%
5	86%
6	79%
7	72%
8	65%
9	58%
10	51%
11	44%
12	37%
13	29%
14	19%
15	9%
16+	0%

Death Benefit

•	Death Benefits may exceed the Face Amount according to the Compliance with Federal Laws Provision.